WEAVER MARTIN & SAMYN

April 11, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE: Spindle, Inc

Commission file # 333-145088

We have received a copy of, and are in agreement with, the statements being made by Spindle, Inc. in Item 4.01 of its Form 8-K dated April 11, 2013 and captioned “Changes in Registrant’s Certifying Accountant.” We agree with all statements pertaining to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely:

/s/Weaver Martin & Samyn, LLC

Weaver Martin & Samyn, LLC

Kansas City, Missouri

April 11, 2013